Exhibit 99.1

Itron Announces Chief Financial Officer Transition

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--March 28, 2017--Itron, Inc. (NASDAQ: ITRI), announced today that Mark Schmitz, the company’s executive vice president and chief financial officer (CFO) since September 2014, will be stepping down from the position, effective immediately. The company has engaged a firm to conduct an external search for qualified candidates to fill the position. During the transition, Robert Farrow, Itron’s current vice president, strategic planning and treasury, will serve as interim CFO of the company until the search for a permanent replacement is complete. Schmitz will remain available for one month to ensure a smooth transition during the first quarter accounting close.

“During Mark’s tenure as CFO, he was instrumental in helping Itron begin its business transformation to a more predictable, profitable and growing company,” said Philip Mezey, Itron’s president and chief executive officer. “The board and I would like to thank Mark for his many contributions, and we wish him the best in his future endeavors.”

“As Itron continues its business transformation, we are seeking an executive finance leader who builds upon Itron’s strong financial foundation as we develop a nimble finance organization focused on enabling our corporate strategy and achieving our next phase of growth,” continued Mezey.

Robert Farrow will serve as interim CFO. Farrow, age 59, joined Itron in October 2015 with 35 years of finance and treasury experience. Before joining the company, he served as vice president, financial services and treasury and as corporate treasurer for Alghanim Industries, which he joined in June 2009. From 1994 to 2009, Farrow held positions of increasing responsibility in finance and treasury at General Electric, including CFO of GE Hydro.

“We are fortunate to have Rob, a highly qualified finance professional, on staff to serve as our interim CFO while we recruit Mark’s replacement,” said Mezey. “Rob will lead the internal efforts currently underway to ensure that we are improving predictability, profitability and growth.”

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Chief Financial Officer transition and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include our ability to conduct an executive search, our ability to identify and attract a successor to the Chief Financial Officer and other risk factors discussed in Itron, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this Press Release.

CONTACT:
Itron, Inc.
Sharelynn Moore, 509-891-3524
Vice President, Global Marketing and Public Affairs
sharelynn.moore@itron.com